EXHIBIT 10.1
August 10, 2005
CONFIDENTIAL
Mr. Robert D. Campbell
5 South Maple Street
Mt. Prospect, IL 60056
Dear Rob:
          On behalf of NiSource Corporate Services Company (“Company”), I am pleased to offer you employment as the Senior Vice-President, Human Resources for the Company, beginning September 1, 2005, conditioned upon approval by the Board of Directors. This letter does not constitute an offer of a contract of guaranteed employment; if you accept this offer, you will be an employee at will. The terms of the offer are as follows:
          Position: You will report to the President and CEO of the Company.
          Initial Term: The initial term of your employment will be for 3 years, until August 30, 2008, renewable upon agreement of the parties.
          Base Salary: Your annual base salary will be $270,000, payable monthly. Adjustments to base salary may be made periodically.
          Short Term Incentive: Your annual incentive under the NiSource Inc. 2005 Annual Incentive Plan will be at 50% target. You are guaranteed payment of no less than your target bonus for 2005 (prorated for the period of employment), 2006, 2007 and pro rata through August 30, 2008, one-half of which will be paid in monthly installments and the other half will be paid at the normal incentive payment time. Additional payment is possible in March 2006, 2007, 2008 and 2009, depending on Company performance as defined in the plans which are in effect in those respective years. In each case, the payment is dependent upon your status as an employee in good standing.
          Long Term Incentive: You will also have the opportunity to participate in a long-term incentive compensation program under the NiSource Inc. 1994 Long Term Incentive Plan, as amended (LTIP) on the same basis as other senior vice-presidents of the Company. Upon employment, you will receive two step-in grants of restricted stock: one valued at $100,000 to vest under the 2003 TARSAP and the second valued at $100,000 to vest under the 2004 TARSAP. Details of the LTIP and of the vesting schedule for each grant will be delivered to you upon your acceptance of employment.
          Vacation: You will receive four weeks of paid vacation per year, beginning with 2006, with a prorated amount for 2005.

Robert D. Campbell
August 10, 2005

          Other Fringe Benefits: You will receive the same fringe benefits as other NiSource Corporate Services employees.
          NiSource Policies: You are expected to familiarize yourself with and observe all Company policies. During the course of your employment with the Company, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, both during and after your employment.
          Severance: If your employment is involuntarily terminated without cause prior to September 1, 2007, you will receive a severance payment equal to your salary for the balance of months remaining in your Initial Term; that is, the amount of severance due will be reduced by one month on the first of each month beginning October 1, 2005. In addition, you will receive a lump sum payment equivalent to 130% of the COBRA continuation coverage premiums due for the severance period in lieu of any continued medical, dental, vision and other welfare benefits offered by the Company. After September 1, 2007, you will be eligible for the then current NiSource Executive Severance Plan or twelve months of severance, whichever is greater.
          Dispute Resolution: Should there be any dispute as to the meaning or application of this letter, both parties agree to submit the dispute to binding arbitration under the standard employment rules of the American Arbitration Association. This letter shall be construed in accordance with the laws of the State of Indiana.
          I hope that you accept the Company’s offer of employment. To acknowledge your acceptance of this offer, please sign and return one copy of this letter to me. I’m delighted with your interest in working with us at NiSource and look forward to a mutually beneficial relationship. Please call me if you have any questions.

Sincerely,
/s/ Robert C. Skaggs
Robert C. Skaggs

/s/Robert D. Campbell

Name

8/12/05

Date